FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 16, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Full-year and Fourth Quarter 2009 Earnings Up Markedly:
Record Fourth Quarter Sets Stage for Improved Results in 2010

Salt Lake City, March 16, 2010 – FX Energy, Inc. (Nasdaq: FXEN) today announced financial results for its fourth quarter and the full year of 2009.  The Company reported a net loss for 2009 of $0.5 million, or $0.01 per share, compared to a net loss in 2008 of $54.7 million, or $1.35 per share. Some $44 million of the improvement was due to the reduction of non-cash charges in 2009. For 2009, the positive impact of non-cash items was mildly offset by a decrease in revenue from all sources of 18%, to $14.7 million compared to $17.8 million for the prior year.

For the fourth quarter of 2009, the Company reported record net operating income of $2.0 million, or $0.05 per share, compared to a net operating loss of $21.3 million, or $0.53 per share during the same quarter of 2008. Though non-cash items contributed to improvement in the 2009 fourth quarter, revenues and oil and gas production were at record levels. The Company reported record oil and gas production of 1,080 million cubic feet equivalent (Mmcfe) and record revenues of $6.6 million. The primary drivers for the loss in 2008 were non-cash charges related to property impairments and foreign exchange losses associated with intercompany debt.

Clay Newton, FX’s Vice President Finance, remarked, “The fourth quarter results, which were driven by real oil and gas production gains, should be sustainable. The biggest change for the fourth quarter was the addition of the Roszkow well to our production base. This well has added some 7 million net cubic feet of gas to our daily production. Wells in the Fences area have historically sustained something close to their initial production rates for several years.

“Additionally, we believe further production gains will be achieved from four wells already completed and tested. During 2010, we expect to complete construction of our KSK production facilities in western Poland. This would allow us to bring 3 additional wells into production late in the year. These three wells together should add as much production as the Roszkow well.”

Production Gains Help Drive Fourth Quarter Results

As mentioned above, 2009 fourth quarter net operating income was $2.0 million as the Company enjoyed record oil and gas production. Total production of 1,080 Mmcfe was 280% of the 385 Mmcfe in the fourth quarter of 2008. Oil and gas revenues, also a Company record, increased to $6.5 million, triple the $2.1 million in the fourth quarter of 2008. Revenue from all sources for the fourth quarter of 2009 was $6.6 million, double the revenues of $3.3 million during the fourth quarter of 2008.

The production and revenue increases for the quarter were primarily the result of the Roszkow well in Poland, which began producing in late September 2009.  An increase in Polish natural gas prices was also a factor. The average gas price in Poland during the fourth quarter of 2009 was $5.53 compared to $4.84 during the fourth quarter of 2008.  Oil prices also increased, resulting in 42% higher oil revenues from the Company’s US oil production during the fourth quarter 2009.

Full Year Cash Results Decline on Temporarily Lower Revenues

Though the fourth quarter operating results were at all time records, the full year cash results were lower. Total revenues from all sources were down 18% from 2008 to 2009, with lower revenues from both the Company’s oil and gas services segment and lower oil and gas revenues.  The Company recorded oil and gas revenues of $12.8 million, compared to $13.5 million for 2008, a decrease of 5%.  Oilfield services revenues declined from $4.3 million for 2008 to $1.9 million for 2009. However, as stated above, these declines in oil and gas revenues were largely reversed and became increases in the fourth quarter.

For the full year 2009, the Company’s total net production increased to 2,266 Mmcfe (million cubic feet of gas equivalent) from 1,671 Mmcfe during 2008. The production increase was due entirely to production from the Company’s Roszkow well. Lower oil and gas prices offset the production increase. The Company’s average price for natural gas in Poland declined 15% from 2008 levels, averaging $5.01 per Mcf. Polish gas tariffs were reduced by 5% in June. The remainder of the decrease in gas prices was due to foreign exchange rate differences from year to year. Oil prices also decreased, with prices averaging $52 per barrel, down 41% from the $88 per barrel in 2008.

Exploration expenses decreased 69% from 2008 levels.  These expenses, which reflected the Company’s focus on 3-D seismic acquisition, processing, and interpretation in its Fences core area, dropped from $15.4 million in 2008 to $4.8 million in 2009 as we matched expenditures with available cash.

The Company recorded impairment charges during 2009 and 2008 totaling $1.9 million and $14.7 million, respectively. The Company’s Wilga well, located in eastern Poland, stopped producing during 2009, resulting in an impairment of its remaining capital costs. Lower oil prices at the end of 2008 caused a reduction in the productive life calculation of the Company’s oil properties in Montana. This resulted in a required write down of the Company’s net book value of the Montana properties. The total U.S. impairment charge for 2008 was approximately $3.8 million. The Montana wells continue to produce approximately 170 barrels of oil per day, net to the Company’s interest. In Poland, the Company impaired the costs of the Grundy and Sroda-6 wells, a total of $11.0 million in 2008.

Also included in non-cash charges for both years are foreign exchange gains and losses related to intercompany loans between the Company and its wholly owned subsidiary. These are non-cash items primarily related to currency exchange rate fluctuations between reporting periods.

Balance Sheet: Working Capital and Cash Flow Positive

At December 31, 2009, the Company’s cash and investments were approximately $4.2 million. Working capital was $3.5 million at December 31, 2009 versus $14.0 million at December 31, 2008. Long-term debt was $25.0 million at the end of 2009.

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX)(1), a non-GAAP financial measure, climbed to $3.3 million during the fourth quarter of 2009 from $(0.5) million during the same quarter of 2008. Full-year 2009 EBITDAX  declined to $3.4 million, compared to $4.7 million for 2008.

Credit Facility Refinance Underway

The Company has signed a Mandate Letter with the Royal Bank of Scotland, authorizing the bank to structure and arrange an expansion of the Company’s Senior Credit Facility.

Earnings Conference Call Today, Tuesday, March 16, 2010 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2009 full year and fourth quarter results at 4:30 p.m. Eastern Time. The call will also include a discussion of the Company's current operations. Conference call information is as follows:  Dial-In-Number: 866-454-4205; International: 913-312-0833; Passcode: 7428413. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy's homepage at www.fxenergy.com. For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website  www.fxenergy.com.

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
EBITDAX: (000’s)
Net loss	$3,335	$(45,236)	$(530)	$(54,704)
Foreign exchange loss (gain)	(1,506)	23,676	(7,053)	24,014
Exploration expense	758	5,429	4,829	15,389
Depletion, depreciation and amortization	429	(380)	1,602	1,720
Property impairment / ARO revision	(529)	14,746	1,335	14,746
Interest (income) expense, net	198	291	600	278
Stock compensation expense	360	501	1,693	2,367
Other non-cash items	225	424	960	847
EBITDAX	$3,270	$(549)	$3,436	$4,657

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company's ability to internally fund exploration and development activities and to service debt.  EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles.  The table above reconciles EBITDAX with income from continuing operations as derived from the Company's financial information.

___________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2009 and 2008
(in thousands)

	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$4,225	$16,588
Marketable securities	--	4,105
Receivables:
Accrued oil and gas sales	2,875	1,093
Other receivables	918	1,720
VAT receivable	--	2,514
Inventory	232	211
Other current assets	394	450
Total current assets	8,644	26,681

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	32,700	28,600
Unproved	3,403	2,770
Other property and equipment	7,654	6,667
Gross property and equipment	43,757	38,037
Less accumulated depreciation, depletion and amortization	(11,466)	(11,164)
Net property and equipment	32,291	26,873

Other assets:
Certificates of deposit	406	406
Loan fees	729	842
Total other assets	1,135	1,248

Total assets	$42,070	$54,802

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2009 and 2008
(in thousands, except share data)
-Continued-

	2009	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,569	$7,779
VAT payable	575	--
Accrued liabilities	1,048	4,937
Total current liabilities	5,192	12,716

Long-term liabilities:
Notes payable	25,000	25,000
Asset retirement obligation	1,133	1,932
Total long-term liabilities	21,133	26,932

Total liabilities	31,325	39,648

Commitments and Contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of
December 31, 2009 and 2008; no shares outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of
December 31, 2009 and 2008; 43,037,540 and 42,202,878 shares issued
and outstanding as of December 31, 2009 and 2008, respectively	43	42
Additional paid in capital	160,594	158,075
Cumulative translation adjustment	10,738	17,137
Accumulated deficit	(160,630)	(160,100)
Total stockholders’ equity	10,745	15,154

Total liabilities and stockholders’ equity	$42,070	$54,802

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31, 2009, 2008 and 2007
(in thousands, except per share amounts)

	2009	2008	2007
Revenues:
Oil and gas sales	$12,772	$13,494	$14,903
Oilfield services	1,892	4,347	3,093
Total revenues	14,664	17,841	17,996
Operating costs and expenses:
Lease operating expenses	3,478	3,441	3,538
Exploration costs	4,829	15,389	10,624
Impairment of oil and gas properties	1,335	14,746	2,299
Oilfield services costs	1,412	2,751	1,998
Depreciation, depletion and amortization (DD&A)	1,602	1,720	2,064
Accretion expense	41	84	78
Stock compensation	1,693	2,367	2,604
Bad debt expense	--	460	--
General and administrative costs (G&A)	7,257	7,030	7,061
Total operating costs and expenses	21,647	47,988	30,266
Operating loss	(6,983)	(30,147)	(12,270)

Other income (loss):
Interest income (net of interest expense) and
other income (expense)	(600)	(278)	433
Foreign exchange gain (loss)	7,053	(24,279)	146
Total other income (expense)	6,453	(24,557)	579

Net loss	$(530)	$(54,704)	$(11,691)

Basic and diluted net loss per common share	$(0.01)	$(1.35)	$(0.32)

Basic and diluted weighted average number
of shares outstanding	42,529	40,420	36,694

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2009, 2008 and 2007
(in thousands)

	2009	2008	2007
Cash flows from operating activities:
Net loss	$(530)	$(54,704)	$(11,691)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation, depletion and amortization	1,602	1,720	2,064
Impairment of oil and gas properties	1,864	14,746	2,299
Accretion expense	41	84	78
(Gain) loss on property dispositions	--	(5)	--
Stock compensation (G&A)	1,693	2,367	2,604
Foreign exchange (gains) losses	(8,296)	22,306	--
Common stock issued for services (G&A)	694	498	242
Loan fee amortization	242	210	183
Increase (decrease) from changes in working capital items:
Receivables	1,682	(3,056)	(583)
Inventory	(21)	(33)	28
Other current assets	58	(85)	(43)
Other assets	(128)	(136)	(239)
Accounts payable and accrued liabilities	(4,025)	1,840	3,479
Asset retirement obligation	(705)	--	(2)
Net cash used in operating activities	(5,829)	(14,248)	(1,581)

Cash flows from investing activities:
Additions to oil and gas properties	(7,666)	(21,808)	(7,517)
Additions to other property and equipment	(983)	(1,077)	(966)
Additions to marketable securities	(11)	(186)	(9,610)
Proceeds from maturities of marketable securities	4,661	11,284	4,941
Proceeds from sale of assets	--	15	--
Net cash used in investing activities	(3,999)	(11,772)	(13,152)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	--	--	12,436
Proceeds from loan related to auction-rate securities	--	3,354	--
Payments on loan related to auction-rate securities	(2,808)	(546)	--
Proceeds from notes payable	--	25,000	--
Proceeds from exercise of stock options and warrants	132	12,313	1,915
Net cash provided by (used in) financing activities	(2,676)	40,121	14,351

Effect of exchange rate changes on cash	141	(1,775)	--

Net increase (decrease) in cash	(12,363)	12,326	(382)
Cash and cash equivalents at beginning of year	16,588	4,262	4,644

Cash and cash equivalents at end of year	$4,225	$16,588	$4,262